Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Xenia Hotels & Resorts, Inc.:
We consent to the incorporation by reference in the registration statement (333-201829) on Form S-8 of Xenia Hotels & Resorts, Inc. of our report dated March 10, 2016, with respect to the combined consolidated balance sheets of Xenia Hotels & Resort, Inc. as of December 31, 2015 and 2014, and the related combined consolidated statements of operations, changes in equity, and cash flows, for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule III, which report appears in the December 31, 2015 annual report on Form 10-K of Xenia Hotels & Resorts, Inc. Our report refers to a change in method of accounting for discontinued operations in 2014 due to the adoption of Accounting Standards Update 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.
/s/ KPMG LLP
March 10, 2016
Orlando, Florida
Certified Public Accountants